UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On May 8, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s shareholders and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Management Releases New Letter to Arconic Shareholders

Letter Calls upon All Shareholders to Help Ensure that Arconic is Led by a Board that Recognizes the Urgent Need for Real Change

Review of the Board’s Statements Reveals Enduring Conviction that No Real Change is Necessary

NEW YORK (May 8, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today released a new letter to shareholders.

May 8, 2017

“[T]here is [a] problem plaguing some American companies: poor corporate governance. And this one should be eas[y] to fix. All it requires is that board members faithfully represent shareholder interests. Exhibit A is the governance failures unearthed by activist hedge fund Elliott Management in its battle with the management of Arconic, part of the aerospace and automotive parts manufacturer formerly known as Alcoa. These failures exemplify the way that outdated corporate governance structures can harm the competitiveness of American companies. Shareholders, employees, and countless other Americans suffer as a result.” – Todd Henderson and Dorothy Shapiro, The University of Chicago1

Dear Fellow Shareholders of Arconic Inc. (“Arconic” or the “Company”):

Arconic’s Board of Directors has now issued a series of open letters to the Company’s shareholders. These letters dust off the old standbys – cue up “short-term” and “undue influence,” throw around “hedge fund” like an epithet. Not only are these tired notes, but worse, they are simply inapposite. In this situation, it is Elliott, not the Board, which has demonstrated fidelity to the long-term interests of Arconic.

There is of course a robust and worthwhile debate to be had about the proper role of shareholder activists. But even the most stubborn defenders of the corporate citadel will admit that “underperforming companies may be able to benefit from better board oversight, fresh perspectives in the boardroom, new management expertise and/or a change in strategic direction. Responsible and selective activism can be a useful tool to hold such companies accountable and propel changes to enhance firm value, and institutional investors can benefit from the budget and appetite of activists who drive such reforms.”2

1 “Another Fix For American Manufacturing: Better Corporate Governance,” Todd Henderson and Dorothy Shapiro, The Huffington Post, available at http://www.huffingtonpost.com/entry/another-fix-for-american-manufacturing-better-corporate_us_58f4d7f8e4b048372700da07

2 Some Thoughts for Boards of Directors in 2017, Martin Lipton, Wachtell, Lipton, Rosen & Katz, December 8, 2016, published at: https://corpgov.law.harvard.edu/2016/12/08/some-thoughts-for-boards-of-directors-in-2017/

Our efforts at Arconic are an example of such “responsible and selective activism.” Ours is a “constructive form of advocacy characterized by a genuine desire to create medium- to long-term value”3 and Arconic is clearly an “underperforming company” which would “benefit from better board oversight” and “new management expertise.”

On January 31st, we nominated four new highly qualified independent directors to serve on Arconic’s Board. We did not take this step lightly. However, we believed that after nine years of dismal financial and operating performance, repeated instances of poor judgment on the part of management and the Board, and a continuing unwillingness to improve Arconic’s outmoded corporate governance regime, change was required at both the management and Board level.

The events of the past two months – the belated revelation of Arconic’s voting agreement with the seller of Firth Rixson, the voluntary triggering of an old-fashioned “poison put,” the obstinate defense of Klaus Kleinfeld up until his departure became inevitable as a result of bizarre and potentially criminal conduct, the rigid continued adherence to Dr. Kleinfeld’s failed policies even after his departure, and now the delay of the Company’s Annual Meeting – have only served to confirm our belief that change is urgently needed at Arconic.

We are mindful that American corporations are not direct democracies. We know shareholders elect the Board, and the Board members as fiduciaries for the shareholders, not the shareholders themselves, manage the corporation.4 But, in certain instances, when the Board has manifestly and repeatedly failed in its responsibilities, the Board surrenders the presumption of deference. Arconic is such a situation. Here at Arconic, the Board has failed in its key responsibilities, is not aligned with the long-term interests of Arconic’s shareholders, and has consistently, over a long period of time, acted to frustrate the adoption of basic principles of good governance.

Regardless of any past failures, the Board insists that it remains the right steward. It seeks to pass off the replacement of a handful of people for the embrace of a new direction. Sadly, the Board’s words and actions indicate that it remains interested principally in its own continued entrenchment and does not believe real change is necessary.

Almost as troubling is the Board’s continued insistence that its approach to corporate governance is not in dire need of adjustment. This Board has excused or been responsible for governance failures ranging from vote-buying, to poison puts, to the determined defense for years of one of the most retrograde governance regimes in corporate America. In its latest presentation, dated May 4th, this same Board describes itself as having a “consistent record of strong corporate governance.” As we take pains to demonstrate in the sections that follow, nothing could be further from the truth.

3 Some Thoughts for Boards of Directors in 2015, Martin Lipton, Wachtell, Lipton, Rosen & Katz, December 2, 2014, published at: https://corpgov.law.harvard.edu/2014/12/02/some-thoughts-for-boards-of-directors-in-2015/

4 Note: This basic formulation is more complicated in states such as Pennsylvania (where Arconic remains domiciled) in which the Board is permitted to consider the interests of other constituencies besides shareholders. We discuss below the difficulties such domicile poses to effective Board accountability.

In this letter, we reiterate our call to shareholders large and small to join us in our effort to ensure that Arconic is led by a Board that recognizes the need for real change and possesses the good judgment and right mix of skills and experience to produce sustainable value over the long haul.

Arconic’s Board Refuses to Acknowledge that Real Change is Necessary

Following the departure of Klaus Kleinfeld and Ratan Tata, the Board has added two new nominees to its slate. But change is not simply about bringing in new people. Change requires a belief that real improvements are warranted in the way a company operates and approaches important issues ranging from strategy to governance. In its latest letter, the Board has belatedly tried to reposition itself as a “change” vote in this election. But even a cursory survey of the Board’s rhetoric over the last three months offers a clear indication that it believes that no real change at Arconic is necessary.

In fact, even following the resignation of Dr. Kleinfeld on April 17, the Board repeatedly endorsed his failed strategy and defended his operational performance – going so far as to vow to continue that strategy and to limit its CEO search to candidates who will execute it:

“The Board reaffirms the strategy developed under Mr. Kleinfeld’s leadership and shared with our investors, customers and employees.” – Arconic Press Release, April 17, 2017

“There are no plans to change our strategy or direction as a company.” – David Hess letter to employees, April 17, 2017

“The Board believes that Arconic has the right strategy and is executing well on that strategy.” – Pat Russo letter to employees, April 17, 2017

“I would say probably the answer is yes to that.” – David Hess, Interim CEO, when asked whether it is a precondition for the next CEO to sign on to the company’s pre-existing three-year plan, Arconic 1Q17 Conference Call, April 25, 2017

“Board is unanimously supportive of Arconic’s current strategy.” – Arconic Presentation, May 4, 2017

The implications of these above statements regarding the upcoming CEO search and the new CEO’s freedom to operate and develop strategy are profound. Arconic's Board states above that they have pre-determined that the existing corporate strategy, as propounded by Dr. Kleinfeld, remains the right one. They state that they expect the new CEO to continue to follow that strategy. As a well-respected JP Morgan analyst recently noted, “The new CEO is expected to endorse prior financial targets, which could make it more difficult for an outsider to take the job.”

This is a remarkable window into the Board's thinking regarding its most important task in the months ahead: the selection of the Company’s next CEO. These statements make clear that the current Board will be screening for someone who will continue to adhere to Dr. Kleinfeld's old strategy and that new perspectives and fresh thinking remain unwelcome at Arconic. Not only will this posture fail to attract top-tier candidates and restrict the candidate pool to those willing to execute the former CEO’s plan, it also ties any new CEO’s hands should he or she want to lay out fresh thinking once in the position.

Arconic’s Board wants shareholders to believe they’re open to the best thinking and receptive to change. This is not true. Real change requires evaluating strategy anew together with the new CEO of the Company and then holding him or her accountable for the execution of that strategy.

The Board has Willfully Abdicated its Fundamental Responsibilities

Failure to Establish the Appropriate “Tone at the Top”

Among the Board’s most important obligations is to “establish the appropriate ‘tone at the top’ to actively cultivate a corporate culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity, full compliance with legal requirements, ethically sound strategic goals and long-term sustainable value creation.”5 Arconic’s Board has failed at this task. Since the start of this proxy contest, it has been revealed that the Company has entered into agreements that promote the self-serving ends of management and the Board at the expense of the Corporation – twice. Because Arconic continues to conceal the full details of these arrangements, the manner and degree of Board participation in their creation remains unclear. But one thing is beyond doubt: The Board failed to do anything to stop these agreements and thereby permitted management’s active efforts to entrench.

First, in August of 2016, following a $3 billion acquisition that destroyed well over $1 billion of shareholder value, Arconic traded potentially valuable legal claims against the Seller of Firth Rixson (the “Seller”) in exchange for a voting agreement to promote the entrenchment of management and the current Board for a period of two years and $20 million. In this situation, management and the Board put its own interests (entrenchment) ahead of the Company’s interests (maximizing the value of its legal claims and, thereby, corporate assets).6 Not only did this action harm the Corporation, but the Board compounded the harm to shareholders by failing to make proper disclosure and actively gerrymandering the shareholder franchise. The agreement between Arconic and the Seller was signed on August 18th. Conveniently, this was the day after the Company published its Definitive Proxy for the Company’s Reverse Stock Split. The timing of the agreement’s signing seems more than mere coincidence.

From the date the agreement was signed, August 18th, through the filing of a 10-Q, 10-K, and Preliminary Proxy Statement, the Company never disclosed the agreement. This effort to conceal may have been motivated by dead-hand provisions in the Agreement which ensured that once the March 1st record date had passed, should the Seller choose to transact its shares, the Seller would still be required to vote in favor of management, thereby mandating “empty voting.” Unfortunately, there remains much we do not know about this agreement, because Arconic refuses to publish it, disclose any information about the claims that were traded or provide shareholders with the relevant books and records.7

5 Corporate Governance: The New Paradigm, Martin Lipton, Wachtell, Lipton, Rosen & Katz, January 11, 2017, published at: https://corpgov.law.harvard.edu/2017/01/11/corporate-governance-the-new-paradigm/

6 Shattering all bounds both of credulity and common sense, the Company continues to insist that the Seller provided the two-year voting lock-up for no consideration. This astounding proposition flies in the face of decades of academic research and suggests disturbingly that the Arconic Board cannot even be trusted to be honest with the Company’s shareholders regarding matters of pure fact.

7 See http://newarconic.com/arconic-vote-buying/

More recently, during the pendency of this proxy contest, the Board imposed upon the Company a potential $500 million funding obligation whose sole plausible purpose is to entrench management and the Board. This “Poison Put” option was embedded in a Trust Agreement created in 1993 for the benefit of certain deferred compensation plans and subsequently amended and restated in 2007. The agreement was not disclosed at the time of its creation, modification, when Elliott filed its 13-D (the supposed triggering event) or at the start of this proxy contest.

Importantly, there was no obligation on the Company to trigger this provision and thereby saddle it with this substantial potential funding requirement. In addition, prior to its decision to trigger the Poison Put option, the Company also retained the right to unilaterally amend or eliminate the provision at any time it wanted. But rather than spare shareholders from this liability and allow an election untainted by the specter of this funding commitment, the Board instead chose to declare that the election of Elliott’s nominees could trigger a change of control. Similar Poison Put devices have been condemned by virtually every knowledgeable corporate governance expert. As now Chief Justice Leo Strine wrote: “…[B]ecause – ‘it constitutes a fundamental offense to the dignity of [the] corporate office for a director to use corporate power to seek to coerce shareholders in the exercise of the vote’ – there is immediate, irreparable harm when the directors of a corporation leverage a Proxy Put to enhance the incumbent’s board chances of procuring stockholder votes in a closely contested election.”8

Each of these two episodes – the trade of corporate assets for a voting lock-up as well as the invocation of the Poison Put – should have led to Board action to dismiss those responsible. Unfortunately, the Board not only failed to act, but may have been complicit in one or both entrenchment arrangements. Further, it has made clear to shareholders that it finds these devices permissible. A Board that has repeatedly demonstrated a willingness to put its own ends ahead of the interests of the corporation and maintains that such actions are appropriate is a Board that simply cannot be entrusted to steward the corporation.

Tampering with the Shareholder Franchise

The trade of corporate assets for a voting lock-up and the triggering of the Poison Put do not merely amount to ethical breaches (in surrendering or putting corporate property at risk for purposes of personal entrenchment), but, by their very nature, also constitute clear attempts to tamper with the shareholder franchise.

Actions to limit or distort shareholder voting are a clear indication that the Board simply cannot countenance an outcome in which the shareholders express disagreement with the Board’s chosen course. While the Board may have arrived at its position regarding the need for change honestly and on the merits, its efforts to prevent shareholders from expressing disagreement amounts to ultra vires behavior reflective of a Board that has lost sight of its place – as elected fiduciaries – in the corporate governance firmament.

8 Kalick v. Sandridge Energy, Inc., C.A. No. 8182-CS (Del. Ch. Mar. 8, 2013) quoting Sutton Hldg. Corp. v. DeSoto Inc., 1991 WL 80223, at * 1 (Del. Ch. May 14, 1991)

The shareholder vote or franchise, as it is known, occupies a unique and special place in the corporate law. As then Delaware Chancellor Allen memorably put it “the shareholder franchise is the ideological underpinning upon which the legitimacy of directorial power rests.”9 Shareholders own the Corporation. The directors do not. The shareholders are the principals. The directors are the agents. It is only through the investiture resulting from the shareholder vote that the directors possess rightful authority over the Corporation. As Allen wrote, the vote “is critical to the theory that legitimates the exercise of power by some (directors and officers) over vast aggregations of property that they do not own.”10

Arconic’s Board seems either to have to forgotten these foundational principles, or has simply chosen to ignore them.

So far, to our knowledge, all of the shareholders who have expressed their public preferences – including all three of the Company’s largest shareholders investing in actively-managed funds – support the shareholder nominees and have announced their desire for change.

The Board, by sharp contrast, believes real change is unwarranted. So be it. There is a difference of opinion and such disagreement is permissible. What is impermissible is when the Board acts – as the Arconic Board has – to prevent that disagreement from being settled in the manner the corporate law prescribes: at an untainted ballot box.

Poor Judgment

The Board’s repeated championing of Dr. Kleinfeld and its endorsement of his character is a damning indictment of the Board’s judgment. Dr. Kleinfeld had a lengthy history of ethical issues before becoming Alcoa’s CEO. He was forced to resign from Siemens following that company’s bribery scandal because the Siemens Board determined that Dr. Kleinfeld had failed to adequately supervise the Siemens Corporation. This scandal led to the payment by Siemens of $1.6 billion in total fines – including the largest Foreign Corrupt Practices Act (FCPA) fine in U.S. history11 – and it resulted in Dr. Kleinfeld paying the Siemens Supervisory Board €2 million personally for his actions (or inaction).12 At Alcoa Inc. (Alcoa), Dr. Kleinfeld served on the Board before becoming CEO and was a member of the Audit Committee when Alcoa made hundreds of millions of dollars of improper payments that were used to bribe Bahraini government officials. These payments – a violation of the FCPA – resulted in the imposition of nearly $400 million in fines on Alcoa.13

9 Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651 (1988)

10 Ibid.

11 “Siemens Agrees to Record-Setting $800 million in FCPA Penalties,” Roger M. Witten, William R. McLucas, Andrew B. Weissman, Kimberly A. Parker, Jay Holtmeier, Wilmer Hale Publications & News; available at: https://www.wilmerhale.com/pages/publicationsandnewsdetail.aspx?NewsPubId=95919

12 “Siemens to Sue 11 ex-Board members,” Daniel Schafer, Financial Times, July 29, 2008; available at: https://www.ft.com/content/80b5014c-5d72-11dd-8129-000077b07658; “Siemens to Collect Damages From Former Chiefs in Bribery Scandal,” Chris V. Nicholson, The New York Times, December 2, 2009; available at: http://www.nytimes.com/2009/12/03/business/global/03siemens.html

13 SEC Release No. 71261, available at: https://www.sec.gov/litigation/admin/2014/34-71261.pdf; DOJ Release, available at: https://www.justice.gov/opa/pr/alcoa-world-alumina-agrees-plead-guilty-foreign-bribery-and-pay-223-million-fines-and; “Alcoa settles FCPA charge, pays $384 million to DOJ, SEC,” Julie DiMauro, The FCPA Blog, January 9, 2014; available at: http://www.fcpablog.com/blog/2014/1/9/alcoa-settles-fcpa-charge-pays-384-million-to-doj-sec.html#sthash.6Ey8yH4c.dpuf

Given this history, at the very least, the Board should have been on heightened alert and should have adopted a zero tolerance policy for any ethical lapses. Instead, it did the opposite. This Board was apparently willing to excuse anything to protect Dr. Kleinfeld. In doing so, it fundamentally abrogated its responsibilities. The Board became Dr. Kleinfeld’s advocate rather than the Corporation’s steward and thereby created an “anything goes” culture amidst which Dr. Kleinfeld seemingly felt that it was permissible to threaten a Company shareholder.

Even the manner in which the Board explained Dr. Kleinfeld’s belated departure illustrates the Board’s casual approach to ethical issues. Dr. Kleinfeld sent a senior officer at Elliott a letter which clearly read as a threat to intimidate or extort. The Board calls this “poor judgment.” A prosecutor might call it criminal. But all should agree that anyone who engages in such behavior does not deserve lavish praise or laudatory comments from the Board’s new interim Chairman, whatever the merits of that executive’s past work. If the Board is willing to praise and potentially reward with severance compensation a leader that has violated the most basic standards of proper behavior, it is clearly unconcerned with establishing an appropriate ethical tone. In its release announcing Dr. Kleinfeld’s resignation, Arconic’s Board praised Dr. Kleinfeld for his “unwavering leadership and many accomplishments.” It further noted that it remains “deeply appreciative.” Even if Dr. Kleinfeld were the best-performing CEO in the S&P 500, such commentary following an attempt at extortion would be highly inappropriate.

However, following Dr. Kleinfeld’s departure, the Arconic Board did not stop there. The Board saw fit to follow one inappropriate act with another and in fact rewarded Patricia Russo for her oversight of Dr. Kleinfeld in her role as Lead Director by appointing her as Interim Chair and providing her an immediate eight-fold increase in compensation.14

Failure to Plan for Succession

The departure of Dr. Kleinfeld also revealed the Board had failed in another critical task: that of establishing a succession plan. The installation of a hastily recruited Board member handpicked by the now-former CEO reveals the Board had no credible succession strategy.15

Given Dr. Kleinfeld’s poor performance, extensive outside commitments, and overt shareholder demands for change, the need for a robust succession plan should have been obvious. At any other company of comparable size, the absence of a succession plan would be shocking. But at Arconic, it is not surprising. Over the past nine years, the Board has allowed Arconic’s top ranks to be staffed by loyalists drawn from among Dr. Kleinfeld’s former colleagues at Siemens. Not only does such insularity breed poor decision-making, it also tends to result in the Company lacking viable potential internal successors if a need for changes arises. Here, the Board permitted the installation of two Siemens alums at the top of the Company’s two largest business units who lacked any experience (before arriving at Arconic) in the end-markets they serve.

14 Supplementary Information About the 2017 Annual Meeting of Shareholders, Arconic Inc., May 4, 2017

15 “At Arconic, Race Heats Up for Next Chief Executive,” Bob Tita and David Benoit, The Wall Street Journal, April 19, 2017, available at https://www.wsj.com/articles/at-arconic-race-heats-up-for-next-chief-executive-1492594201. According to the Journal, Mr. Hess “was recruited by Mr. Kleinfeld” who “had wanted Mr. Hess to join the board for years” and who “will likely stay the course set out by the departed chief.”

At companies of similar size, operating in the markets Arconic serves, such absence of previous industry and operational experience in senior management is simply without precedent or peer. It is obvious now – with the installation of Board member David Hess as interim CEO – the Board actually believed these former Siemens executives lacked the capacity to lead the whole firm if the need arose. One must wonder what the Board would have done if they hadn’t felt the need – apparently, solely as a result of this proxy contest – to find Mr. Hess in March.16

The Board is Not Aligned with Shareholders

In past letters, the Board has made much of the fact that it owes shareholders fiduciary duties, while Elliott does not. It suggests that such obligations produce a superior alignment with Arconic’s shareholders. This is a fundamental misunderstanding of the corporate governance regime. Fiduciary duties are an inferior substitute for genuine alignment. Such duties exist precisely because, by definition, the Board is not aligned with shareholders. Moreover, Pennsylvania is an “other constituencies” state in which the Board may consider the interests of other constituencies apart from shareholders in making its decisions. By contrast, Elliott, as a fellow shareholder, is already perfectly aligned with Arconic’s other shareholders.

Consider the old business riddle:

Question: In a bacon-and-egg breakfast, what's the difference between the Chicken and the Pig?

Answer: The Chicken is involved, but the Pig is committed!

At Arconic, the Board is involved. But Elliott is committed.

Elliott has $1.6 billion invested in Arconic. Our economic interest is in Arconic’s common equity. We have no preferred rights and do not seek any. Shareholders, large and small, should take comfort in knowing that Elliott is in precisely the same position they are.

Unlike Elliott, the Board simply hasn’t “put its money where its mouth is.” Among the legacy directors, only one of them (and on one occasion) has ever purchased Company shares on the open market. In fact, as far as we can tell Patricia Russo (the current Chairman), has never purchased a single share during her tenure. These Board members are involved, not committed.

This absence of genuine alignment and the external personal interests of some Board members may help explain the Board’s tolerance for management’s failings. Specifically, the Company’s new interim Chair and former Lead “Independent” Director, Ms. Russo, maintained an interlocking relationship with Dr. Kleinfeld that significantly lessened the likelihood of effective and impartial oversight. Ms. Russo is on the Board of Hewlett-Packard Enterprise (HPE) where she is the Chairman. Until his recent departure as part of the continuing fallout over the letter he sent to Elliott, Dr. Kleinfeld also served on the HPE Board. At Arconic, Ms. Russo was responsible for supervising Dr. Kleinfeld as CEO and Chairman and Ms. Russo sits on the Board committee that set his compensation. Simultaneously, at HPE, Dr. Kleinfeld served on the committee responsible for supervising Ms. Russo and for setting her compensation. Even if there was no outright quid-pro-quo, this type of mutually dependent relationship was bound to affect Ms. Russo’s willingness and ability to form an independent judgment about Dr. Kleinfeld on the merits.

16 Mr. Hess occupies the seat vacated by Martin Sorrell who failed to attend more than 1/3 of the Board’s meetings. This would likely have earned him automatic “withhold” recommendations from proxy advisory firms

It is worth noting that Ms. Russo led the Board’s review of Dr. Kleinfeld’s performance and in a recent Wall Street Journal piece, she mused aloud: “I lose sleep wondering, what am I missing here?” In our communications with the Board, we extensively documented dismal total shareholder returns, poor financial and operating performance, a broken company culture, and the ethical lapses described above. These issues were obvious for all to see. Whether Ms. Russo’s blindness to these matters reflected the need to protect her own position at HPE and Arconic, a simple lack of good judgment, or some combination thereof, it certainly calls into question her capacity to lead this Company going forward.

The Board has Frustrated the Adoption of Basic Principles of Good Governance

The Board’s comments about fiduciary duties are also perplexing because Arconic is a Pennsylvania corporation. Pennsylvania is an expanded constituency state. Arconic’s Board – despite its previously discussed claims of obligations to shareholders – actually owes no controlling duties to the Company’s owners. Given this, shareholders have good reason to wonder whether the Board, protected by Pennsylvania’s nebulous fiduciary duty standards, is animated by concerns beyond the best interests of the shareholders – including ego, prestige, reputation, overlapping Board service, social ties or personal friendship.

The absence of controlling duties to shareholders isn’t the only problem with Pennsylvania incorporation. As a consequence of Arconic’s Pennsylvania incorporation and its remarkable and continuing refusal to opt-out of that state’s anti-takeover regime, Arconic can rely on such retrograde measures as control share cash-out obligations and potential dead-hand poison pills in the service of management and Board entrenchment.

In addition, Arconic’s Board is staggered. Removal of directors requires the consent of 80% of the outstanding shares. In practice, action by Written Consent requires the satisfaction of a similar 80% threshold. De-staggering also requires consent of 80% of the outstanding shares. As the Board well knows, meeting these extraordinarily high thresholds is effectively impossible. At no Alcoa annual meeting since the end of broker voting in 2012, has the quorum present for voting on such matters exceeded 61% of the outstanding shares – not enough to approve declassification even if every single share were voted in favor of it. Taken together, these provisions create substantial impediments to effective oversight of the overseers and, as a result, are likely to hinder rather than enhance the effectiveness of Arconic’s Board in serving shareholders.

For these reasons, Pennsylvania incorporation is increasingly anomalous among publicly traded corporations. At this point, fewer than 20% of publicly traded corporations are incorporated in expanded constituency states like Pennsylvania (a figure which continues to decline) and an even smaller percentage of newly public companies (IPOs) are incorporated in these states. In fact, in 2016, of the 102 companies that went public on the NYSE or NASDAQ, not a single one was incorporated in Pennsylvania.17

In stark contrast, the managers of Alcoa Corp. have embraced shareholder-friendly corporate governance practices. Alcoa Corp. is incorporated in Delaware. Its Board is annually elected. Directors can be removed by a majority of the outstanding shares. It has split the roles of Chairman and Chief Executive and its bylaws can be amended by a simple majority.

17 Of the 102 companies, 86 were incorporated in Delaware. Data provided by FactSet.

From the very beginning of Elliott’s involvement in Arconic (then Alcoa Inc.), we have encouraged the Company to reincorporate in Delaware as soon as possible. Reincorporating in Delaware would not only remove the needless overhang of Pennsylvania’s burdensome corporate law provisions but would also allow the Company to immediately de-stagger the Board.

However, like a skilled parliamentarian, Arconic’s Board has relied upon its supermajority provisions to preserve a retrograde corporate governance regime, frustrating shareholder efforts to de-stagger while disingenuously attempting to claim credit for supporting de-staggering. In 2011, Arconic’s voting shareholders voted overwhelmingly, despite the Board’s negative recommendation, for a non-binding recommendation to de-stagger.18 But not enough outstanding shares voted. Chastened but not converted, the Board took a more clever approach in 2012. It put the proposal to de-stagger on the ballot, but it elected not to campaign for turnout. Predictably, again despite the overwhelming support of voting shareholders, the measure did not garner sufficient outstanding shares.19

These votes were pure theatre. If the Board truly wanted to de-stagger, a simple and obvious path has long been open to it – move the corporate domicile to Delaware. Alas, at every opportunity the Company has steadfastly resisted such a step. The Company could have reincorporated at the 2016 Annual Meeting. It did not. The Company could have reincorporated at the October 2016 Special Meeting in which shareholders approved the Company’s reverse stock-split. Notwithstanding our repeated suggestions to do so, once again it did not.

But now, all of a sudden, in the midst of a proxy contest, the Board professes to have had its “Road to Damascus” moment and gotten the good governance religion. The Company has announced that it intends to submit “for shareholder approval [a resolution] to declassify the Board structure.” Sadly, this is a half-measure and yet another disingenuous delaying tactic. What Arconic’s Board apparently won’t do is actually seek shareholder approval to reincorporate the Company in Delaware. Such a step remains a contingency plan. The Board writes: “If such proposal [to de-stagger] fails to receive the requisite supermajority vote, the Board intends to take actions necessary so that all directors are subject to annual elections by no later than the 2018 annual meeting of shareholders; this could be achieved by seeking shareholder approval to reincorporate the Company in Delaware.” (Emphasis added). In short, the real message from Arconic’s Board is: Our shareholders may have pressured us into “trying” to de-stagger the Board, but we have no committed intention of giving up Pennsylvania’s egregious protections.

18 In 2011, 80.7% of the shares cast on the proposal to declassify were voted FOR declassifying the Board of Directors despite a management recommendation AGAINST. However, the 80.7% of the shares that voted FOR represented only 42.5% of the outstanding shares.

19 In 2012, 96.9% of the shares cast on the proposal to declassify were voted FOR declassifying the Board of Directors. However, the 96.9% of the shares that voted FOR represented only 47.4% of the outstanding shares.

20 Arconic Postpones Annual Meeting Date; available at: http://www.arconic.com/global/en/news/news_detail.asp?pageID=20170424000401en&newsYear=2017

Tellingly, in a recent release, the Board describes improvements to the Company’s governance regime as “concessions” it may offer Elliott.20 These “concessions” include separating the Chairman and CEO roles for at least two years and reincorporating in Delaware by year-end with a de-staggered board and no supermajority voting requirements. Elliott believes these improvements benefit all shareholders. The Board believes these are “concessions.” This is revealing. A board culture wherein governance improvements are thought of as "concessions" and parceled out grudgingly and only under duress is a profoundly broken board culture. It suggests the Board views accountability to shareholders as a bargaining chip rather than a requirement.

Moreover, while it dangles governance “concessions” in one hand, the Board has also hurriedly added two new nominees to fill its card, but only after its gambit to recruit two of the shareholder nominees put forward by Elliott flopped. Such conduct makes a mockery of the Company’s claim in its latest presentation that “Arconic’s Board has been purpose-built.” Board nominees aren’t pawns. They’re supposed to be stewards. Nominees should be carefully selected to enhance the experience and expertise of the Board and the nominees themselves should spend time studying the Company and understanding the business before accepting the role. Elliott went through an extensive search process to find the shareholder nominees and unlike the Company’s most recently proposed nominees, drafted hurriedly onto its slate in desperation only 21 days before the election, the shareholder nominees put forward by Elliott have been studying the Company exhaustively for many months. We identified them for the value they could add to Arconic, not their utility in proxy contest gamesmanship.

All this proves that whenever the Board expresses newfound belief in good governance, it is sharing what is at best an Augustinian vow: “Shareholders, grant us good governance, but not yet.”21

Elliott’s Goals at Arconic

Elliott is a long-term investor in Arconic. We made our initial purchases nearly two years ago following an extensive and exhaustive due diligence process costing many millions of dollars, and the very size of the position makes a quick exit impractical. Further, in all our communications with the Company, we have emphasized the importance of operational and governance improvements that would enhance long-term performance. Nevertheless, Arconic’s Board has consistently and deliberately misrepresented Elliott’s goals as short-term in nature and an attempt to exert undue influence. Nothing could further from the truth.

“Short-Termism”

Some argue that activist-driven decisions to return more capital to shareholders (in the form of buybacks or dividends) have come at the expense of productive reinvestment.22 While such concerns may be warranted in some situations, they are simply not at issue in this contest. Elliott has not demanded a buyback, nor have we encouraged Arconic to increase its dividend. In fact, one of the reasons we invested in Arconic is because the firm operates in an industry (aerospace) and sub-sector (fasteners, castings, forgings) in which we anticipate ample profitable avenues for reinvestment.

21 Saint Augustine is said to have asked God: “Grant me chastity and continence, but not yet.”

22 See e.g. Corporate Governance: The New Paradigm, Martin Lipton, Wachtell, Lipton, Rosen & Katz, January 11, 2017, published at: https://corpgov.law.harvard.edu/2017/01/11/corporate-governance-the-new-paradigm/

Another way of putting it is that our concern at Arconic isn’t the absolute level of investment in the business, but the returns which have been earned on those investments. Since 2013, Arconic has deployed more than $6.2 billion of its owners’ capital on growth capital expenditures, research and development, and acquisitions.23 To date, those investments have managed to increase Net Operating Profits After Tax (NOPAT) by only $154 million.24 The problem here isn’t spending $6.2 billion; it’s getting 2.5% in return. That is value destruction on a grand scale.

Elliott’s goals at Arconic include (1) increasing the cash flow generated from Arconic’s operations through more disciplined execution and by instilling a culture of accountability; and (2) finding high-return opportunities to deploy that cash in ways that strengthen Arconic’s franchise. Only if management is unable to find such opportunities should capital be returned. Here, buybacks and dividends are a fail-safe, not a first choice.

Moreover, the way Arconic’s Board expresses its concerns about “short-termism” seems intentionally designed to confuse rather than to clarify. In one of its first letters to shareholders, the Board wrote that “the path we have pursued did not, and was not designed to, maximize our short-term stock price or earnings – although that surely would have made our lives easier.”25

But Elliott has not faulted the Board for failing to “maximize [Arconic’s] short-term stock price or earnings.” Our problem is that it has failed to maximize Arconic’s long-term stock price and earnings.

As a result, notwithstanding the Board’s mudslinging, it has been plain from the very beginning that Elliott’s focus is very much long-term oriented. As corporate governance experts Todd Henderson and Dorothy Shapiro recently wrote, “Elliott … has proposed a long-term strategy, unlike some activist shareholders only interested in stock buybacks or other short-term fixes.”26

Dr. Kleinfeld wasn’t a recent arrival. He was CEO for nearly nine years and a C-level officer for almost a decade. Ms. Russo has been serving the Corporation since 2008. By now even the Board must acknowledge that sufficient time has passed for shareholders to take the change in market value of their ownership stake into account when assessing the record of the Board and management.

Further, the long tenure of key Board members and management speaks to a fundamental logical flaw in the Board’s argument. While shareholders may be skeptical of long-term investments when first made, a Board and management team that demonstrates the ability to consistently generate returns above the cost of its capital will be rewarded with a higher stock price the more the Company invests. If Arconic were indeed making profitable investment decisions, by now, nine years later, the stock price would reflect the Board’s prowess.

23 Since 2013, Arconic has spent $6,226 ($mm) on growth capital expenditures, acquisitions, and research and development. Growth capital expenditures are calculated as Capital Expenditures for Continuing Operations less 50% of Depreciation and Amortization (management has previously estimated sustaining capital is 50% of D&A – see Arconic Investor Day, December 14, 2016)

24 Using a 33% tax rate for both years, in 2013, Arconic generated Net Operating Profit After Tax (NOPAT) of $628 million. In 2016, Arconic generated $782 million of NOPAT for an increase of $154 million.

25 See Letter to shareholders from Arconic’s Board, March 2, 2017

26 “Another Fix For American Manufacturing: Better Corporate Governance,” Todd Henderson and Dorothy Shapiro, The University of Chicago, available at http://www.huffingtonpost.com/entry/another-fix-for-american-manufacturing-better-corporate_us_58f4d7f8e4b048372700da07

Finally, whatever the goals of the shareholder activist, it is almost always the case that faced with a proxy fight, it is management and the Board (not the shareholder activist) that have the greater incentive to sacrifice long-term performance for short-term gains or in pursuit of self-serving ends. This problem is particularly acute at companies like Arconic in which the Board and management have extraordinarily little invested in the firm’s shares. In such situations, considerations of ego and the economic incentive toward continued employment and remuneration may weigh heavily.

In short, we understand the concerns some have about an increasingly myopic focus on quarterly earnings or the current trading price. In fact, we share those worries. But that fear should not give the words “short term” a talismanic power capable of immunizing the Board and management from shareholder accountability. Shareholders have entrusted boards and management with their capital. After a reasonable interval, in this case nine years, it is only appropriate to ask – how have they done?

“Undue Influence”

The Board’s argument that Elliott seeks “undue influence” is equally irrelevant to the contest at hand and is profoundly flawed on its face. Elliott hasn’t nominated any employee or affiliate. Further, the directors nominated by Elliott will receive no ongoing compensation from Elliott for their service and will have no ongoing ties of employment or otherwise with Elliott.27 Instead, up for election are three former aerospace operating executives with a combined 80-plus years of industry experience and a former industrial and materials executive who has run multiple CEO searches. These are extraordinarily well-qualified candidates with distinguished resumes and critical skills this Board manifestly lacks. All are independent. All Elliott has done is identify them. We cannot seat them and cannot cast more than our fair share of the vote. It isn’t any “undue influence” from Elliott that will result in their elevation to the Board, but the legitimate expression of the will of a majority of Arconic’s voting shareholders.

While Arconic has sought to portray the three directors seated in February of 2016 by mutual agreement of the Company and Elliott as “Elliott directors,” this characterization of these individuals makes zero sense. All Elliott did with respect to such directors was to work with the Company cooperatively to identify them. Contrary to the Company’s repeated and knowingly false allegation, Elliott did not nominate any of the February 2016 directors, and they have amply demonstrated their independence from Elliott throughout this contest. The Board praised these directors effusively in its latest presentation. It only refers to them as the “Elliott directors” when it finds it convenient to do so in order to advance its disingenuous argument that Elliott’s true goal is control of the Board. Ironically, this argument is fatally undermined in a “Catch-22” by the unanimous nature of the Board’s communications, including on the subject of Elliott’s alleged “undue influence.”

27 Still more, Elliott has required that the nominees use the after-tax proceeds of all fees for filling out director nomination forms and participating in due diligence ($50,000 when nominated, $50,000 if elected) to purchase Arconic common stock if elected.

Further, Elliott has taken pains to make clear that while we believe Larry Lawson – an experienced aerospace executive who achieved considerable success running a public company – should be a leading candidate to be Arconic’s CEO, we have never demanded his selection or insisted that Elliott be given any sort of veto right over the Company’s choice of Chief Executive. From the start, we have made very clear that we believe the choice of Arconic’s next CEO is the exclusive province of the Board. Our only goal is to ensure the Board is comprised of individuals who have consistently demonstrated good judgment in the past and bring to the table relevant expertise and experiences such that the Board is positioned to make a prudent selection in this regard.

The Case for Change is Compelling

Arconic’s underperformance on a total shareholder return (TSR) basis has been consistent and enduring.28 Its returns to shareholders have lagged in the short, medium and long term. This persistent underperformance is the consequence, not of any deliberate plan, but frequent operational failures, poor capital allocation, an incoherent strategy, and a broken company culture. Continuing on the current course is untenable. If Arconic’s operations are not improved, it will not generate the necessary funds to adequately reinvest in and grow its business. If Arconic reinvests poorly, its position in the marketplace will erode and its employees and shareholders will suffer the consequences.

The Board has made clear that it believes Arconic is on the correct course. It explicitly “reaffirm[ed] the strategy developed under Dr. Kleinfeld’s leadership” and insisted Dr. Kleinfeld’s departure was not the product of the Board’s recognition of Arconic’s poor financial performance, the result of any searching review of Arconic’s operations, or an admission that the Company’s multiple attempts to entrench the Board and management were misguided ethical breaches.29 In short, the Board didn’t dismiss Dr. Kleinfeld because it belatedly came to recognize that change is needed at Arconic. It agreed to his resignation only because, faced with potentially criminal conduct, it had no other choice.

The Board’s failure to recognize the need for change at Arconic is the strongest argument yet that such change is needed.

Further, the Board’s entrenching actions – trading corporate assets for a voting lockup, triggering a $500 million poison put and now delaying the Company’s annual meeting – are all independent bases on which the case for change rests. The Board is entitled to its opinion on the merits, but it is not entitled to frustrate shareholder attempts to register their disagreement.

28 See slides 25-51 of Elliott’s “A New Arconic” investor presentation available at http://newarconic.com/content/uploads/2017/04/Elliott-Releases-Investor-Presentation.pdf

29 In its statement the Board wrote: “Importantly, this decision (accepting Dr. Kleinfeld’s resignation), was not made in response to the proxy fight or to Elliott Management’s criticisms of the Company’s strategy, leadership or performance…The Board continues to believe that under Dr. Kleinfeld’s leadership, the Company successfully executed a transformative vision and improved business performance…and the Board reaffirms the strategy developed under Dr. Kleinfeld’s leadership.”

No one likes a proxy contest. It is extremely expensive, time consuming, and exhausting. It is a last resort, not a preferred course. Were we – and other shareholders – convinced that the Board recognized the need for change, that its members had the good judgment, moral compass, and needed expertise required to be this Company’s stewards, and that the Board was genuinely committed to addressing the alignment and governance issues that have plagued this Company, then there would be no need for this proxy contest. But, unfortunately, that is not the case. Whatever the short-term challenges that this contest poses, failing to hold the Board to account and failing to address the manifest problems at Arconic would be deleterious to the long-term health of the Company.

We at Elliott are long-term investors committed to ensuring that Arconic has the leadership – both at the Board and management level – to produce sustainable world-class performance for its employees and its owners. We welcome the engagement of our fellow shareholders in this task, and we ask for your help by voting the BLUE card today.

Thank you.

Elliott Management Corporation

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On May 8, 2017, the following materials were posted by Elliott to www.NewArconic.com:

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PRESS RELEASES

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May 8, 2017

Elliott Management Releases New Letter to Arconic Shareholders

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April 10, 2017

Elliott Issues New Letter to Arconic Shareholders

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April 5, 2017

Elliott Management's Letter to Fellow Arconic Shareholders

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March 9, 2017

Elliott Sends Proxy Letter to Shareholders

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February 23, 2017

Elliott: Arconic Shareholders Deserve a Proven Operator as CEO

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February 13, 2017

Elliott Management Renews Call for Board Action in Light of Overwhelming Shareholder Support

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February 7, 2017

Elliott Management Sends Letter to Arconic's Board

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February 1, 2017

Elliott Management Sends Letter to Fellow Arconic Shareholders

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© 2017 Elliott Management Corporation. All Rights Reserved. | Legal Notices

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SHAREHOLDERS

Media (Updated May 8, 2017)

"David, I want to ask you: would you regard these two new board members as the Hail Mary pass by management to stay more entrenched?" – Jim Cramer, CNBC

"I think so, Jim." – David Faber, CNBC

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Shareholders (Updated May 8, 2017)

"I'm going with Elliott's guys, right there. My charitable trust is going with them." – Jim Cramer, Action Alerts PLUS

"Rather than recognizing these actions as the breaches of shareholder trust that they are, Arconic's independent directors have instead chosen to ignore, defend, and even participate in these activities. Shareholders deserve better. Consequently, Orbis reiterates its intent to vote the Blue Card for Elliott's slate of independent nominees."

– Orbis Investment Management, April 17, 2017

"Under the leadership of Patricia Russo, the Board of Arconic has demonstrated a pattern of poor judgement and intolerable behavior that can't be redeemed by their reluctant decision to finally remove Klaus Kleinfeld. Given Ms. Russo's extraordinarily poor track record as both an executive and board leader, and the severe breaches of shareholder trust that have occurred at Arconic under her watch, it's clear to us that the Board should seek new leadership." – Adam R. Karr, Orbis Investment Management, April 17, 2017

"We don't have confidence in this board's ability to choose the next management or act as stewards for the business. We hope to see the Elliott nominees elected and Larry Lawson appointed CEO."

– Brian Selmo, First Pacific Advisors, April 17, 2017

"It looks like the incident cited was the straw that broke the camel's back. Most investors probably thought that it was time for Klaus to begin to think about handing over the reins." – Justin Bergner, Gabelli & Co., April 17, 2017

"We, therefore, encourage you to support the changes sought by our fellow shareholders at Elliott Management. We intend to support Elliott's proposed proxy slate because it serves the long-term interests of the Company and its owners."

– First Pacific Advisors, February 6, 2017

"Independent members of this board, who own less than 0.1% of outstanding shares, continue to disregard the overwhelming publicly expressed desire for leadership change from the company's largest long-term owners, including Orbis." – Adam Karr, Orbis Investment Management, March 3, 2017

"It's a CEO problem—there has been no value created."

– Sarat Sethi, Douglas Lane & Associates, January 30, 2017

© 2017 Elliott Management Corporation. All Rights Reserved. | Legal Notices

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Christopher L. Ayers

Relevant Experience

- Business executive possessing expertise in specialty materials industry
- Fmr. President and Chief Executive Officer of WireCo WorldGroup
- Director of Universal Stainless & Alloy Products (NASDAQ:USAP)
- Former Alcoa executive, including President of its Global Primary Products Business
- Former President of PCC Forgings Division of Precision Castparts

FULL BIO

Elmer L. Doty

Relevant Experience

- Over 40 years of leadership experience in heavy industry
- Operating Executive at The Carlyle Group focused on aerospace & defense and industrial sectors
- Former President and Chief Executive Officer of Accudyne Industries
- Former President and Chief Executive Officer of Vought Aircraft Industries
- Former director of Triumph Group and President of Triumph Aerostructures – Vought Aircraft Division

FULL BIO

Bernd F. Kessler

Relevant Experience

- International business executive with strong background in engineering, operational excellence and organizational development
- Director of Polaris Industries (NYSE:PII)
- Former Chief Executive Officer of SRTechnics
- Former President and Chief Executive Officer of MTU Maintenance (subsidiary of Aero Engines)
- Former executive of Honeywell International and its predecessor AlliedSignal

FULL BIO

Patrice E. Merrin

Relevant Experience

- International business executive with extensive board experience
- Current director of Glencore (LON:GLEN) and Novadaq Technologies (NASDAQ:NVDQ)
- Former director of Stillwater Mining
- Former President and Chief Executive Officer of Luscar
- Former Executive Vice President and Chief Operating Officer of Sherritt International
- Former Chairman of CML HealthCare

FULL BIO

© 2017 Elliott Management Corporation. All Rights Reserved. | Legal Notices

Item 3: On May 8, 2017, Elliott issued the following advertisements:

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